Exhibit 99.10

Consent of Paul Giordano

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to his being named as a person about to become a director of Redback Networks, Inc. (“Redback”) in the Registration Statement on Form S-4 filed by Redback with the Securities and Exchange Commission on October 7, 2003.

/s/ PAUL GIORDANO
Name:	Paul Giordano

Date:  September 25, 2003